EXHIBIT 1


FOR IMMEDIATE RELEASE
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Contact:    Paul Jurewicz                        Rhonda Chiger (investors)
            Chief Financial Officer              Elissa Grabowski (media)
            Sabratek Corporation                 Dewe Rogerson, Inc.
            (847) 647-2760                       (212) 688-6840

                    SABRATEK ADOPTS SHAREHOLDER RIGHTS PLAN
                    -Appoints Investment Banking Advisors-

(Skokie, IL, August 21, 1998) -- Sabratek Corporation (Nasdaq: SBTK) today announced that its Board of Directors has authorized a Shareholder Rights Plan. the Rights Plan was adopted to deter abusive takeover tactics that can be used to deprive the company's stockholders of the full value of their investment; it will not prevent a fair and favorable transaction that the Board deems is in the best interest of stockholders. Separately, the Company has retained Salomon Smith Barney and EGS Securities Corp. as Investment banking advisors.

"The adoption of this Rights Plan is intended to ensure that our shareholders will fully benefit from the company's operating prospects and growth," said K. Shan Padda, Chairman and Chief Executive Officer of Sabratek. "The Company considers that the adoption of this Rights Plan at this time is particularly appropriate because we have consistently met or outperformed our expectations. Sabratek continues to maintain its leadership position in its core customer markets and business prospects remain very strong; and at the same time, we believe that the Company is significantly undervalued in the current market environment."

Sabratek Corporation develops, produces and markets technologically advanced, user friendly, interactive therapeutic and diagnostic medical systems designed specifically to meet the needs of the healthcare market. The Company's multi-therapy infusion and other systems reduce operating costs while improving the delivery and quality of care, allowing high-acuity patients to be treated in various healthcare settings. Sabratek's proprietary MediVIEW(R) healthcare information system provides remote programming as well as real-time diagnostic and therapeutic data capture capabilities, allowing caregivers to monitor patient compliance more effectively and allowing providers to develop outcome analyses and optimal clinical protocols. Sabratek's PumpMaster(TM) facilitates mandatory equipment diagnostics without the costly retrieval of pumps for testing in centralized laboratories. The Company has designed its integrated hardware and software to permit providers to achieve cost-effective movement of patients along the continuum of healthcare settings.

This press release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements as contained in the Company's periodic reports filed under the Securities Exchange Act of 1934, as amended (copies of which are available upon request from the Company's Investor Relations Department).

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